[Letterhead of Akin, Gump, Strauss,
                              Hauer & Feld, L.L.P.]

                                  June 10, 1997

Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017

Gentlemen:

      We have acted as counsel to Granite Broadcasting Corporation, a Delaware corporation (the "Company") in connection with registration of 153,241 shares of 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share, of the Company (the "New Preferred Stock"), pursuant to the Company's Registration Statement on Form S-4, File No. 333-24907 (as amended, the "Registration Statement"), by the Company under the Securities Act of 1933, as amended, and the proposed exchange offer by the Company of the New Preferred Stock to the holders of the Company's outstanding 153,241 shares of 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share, of the Company previously sold pursuant to Rule 144A (the "Old Preferred Stock"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meaning set forth in the Registration Statement.

      Our opinion is premised upon the accuracy of all factual statements made in the Exchange Offer and the underlying documents cited therein, and upon the completion of the transaction in the manner contemplated in the Exchange Offer. In addition, our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including proposed regulations) promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Any change in the facts or law upon which we rely could change our conclusions and render our opinion inapplicable.
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Granite Broadcasting Corporation
June 10, 1997
Page 2


      As such counsel, we have examined the Registration Statement, and have made such other factual and legal investigations as we considered necessary or appropriate for purposes of this opinion.

      Based upon such examinations and investigations, and subject to the qualifications set forth in the "Certain U.S. Federal Tax Consequences" section of the Exchange Offer, it is our opinion that the material federal income tax consequences expected to apply to the acquisition of the New Preferred Stock in the Exchange Offer; the ownership and disposition of the New Preferred Stock by holders who acquire the New Preferred Stock pursuant to the Exchange Offer; the acquisition of Exchange Debentures in exchange for New Preferred Stock; and the ownership and disposition of the Exchange Debentures (as defined in the prospectus included in the Registration Statement (the "Prospectus")), by holders who acquired the Exchange Debentures in exchange for the New Preferred Stock under currently applicable federal tax law, are accurately set forth in the Prospectus under the heading "Certain U.S. Federal Income Tax Consequences."

      This opinion is based on the relevant law in effect (or, in the case of Proposed Regulations, proposed) and the relevant facts that exist as of the date hereof. We have no obligation to advise the Company or any other person of changes of law or fact that occur after the date hereof. This opinion represents our best legal judgment but has no binding effect on the IRS. Accordingly, there can be no assurance that the IRS will not successfully challenge our opinion.

      We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption "Certain U.S. Federal Income Tax Consequences" in the Prospectus. We do not consent to any reference to this opinion letter in any other document. We express no opinion with respect to the merits of an investment in the Company or participation in the Exchange Offer.

                              Very truly yours,


                              AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.